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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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/ /	Soliciting Material Pursuant to §240.14a-12
SNAP-ON INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

Notice of the 2003 Annual Meeting of Shareholders
and Proxy Statement

March 5, 2003

The 2003 Annual Meeting of Shareholders of Snap-on Incorporated will be held on Thursday, April 24, 2003, at 9:00 a.m., central time, at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas. This year's meeting is being held to (i) elect four Directors and (ii) transact any other business appropriate to the Annual Meeting. In addition to the formal business, there will be a short presentation on Snap-on's 2002 performance.

The record date for the Annual Meeting is February 24, 2003 (the "Record Date"). Only shareholders who had shares registered in their names at the close of business on the Record Date will be able to vote at the Annual Meeting. The Annual Meeting will be Webcast live over the Internet via our Website, www.snapon.com. A replay will be available on our Website for a limited time following the meeting. We anticipate first mailing this Proxy Statement on or about March 5, 2003.

If you are a shareholder and plan to attend in person, then please request an Admission Card by writing to the Office of the Secretary, Snap-on Incorporated, 2801 - 80th Street, P.O. Box 1410, Kenosha, Wisconsin 53141-1410. If you are a shareholder whose shares are not registered in your name, please submit evidence of ownership with your request, such as a copy of a recent brokerage or bank account statement. To facilitate the registration process, please mail your request for an Admission Card by April 8, 2003.

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603. If you prefer, you may also e-mail questions or comments to shareholders@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Susan F. Marrinan
 Vice President, Secretary and
General Counsel

PROXY STATEMENT

TABLE OF CONTENTS

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	2
PROPOSAL TO BE VOTED ON: ELECTION OF DIRECTORS	6
Nominees for Election	6
BOARD OF DIRECTORS	7
Directors Not Standing for Election	7
Board Committees	8
Board Compensation	9
Security Ownership of Management and Certain Beneficial Owners	10
Table 1—Security Ownership of Management	10
STOCK PERFORMANCE GRAPHS	12
Five-Year Performance	12
Return on Net Assets Employed Before Interest and Taxes	13
EXECUTIVE COMPENSATION	14
Organization and Executive Compensation Committee Report on Executive Compensation	14
Table 2—Summary Compensation	18
Table 3—Option Grants in Last Fiscal Year	19
Table 4—Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	20
Table 5—Long-Term Incentive Plans-Awards in Last Fiscal Year	21
Snap-on Incorporated Retirement Plan	22
Table 6—Pension Plan	22
OTHER INFORMATION	25
INDEPENDENT AUDITORS	28
AUDIT COMMITTEE REPORT	29
DELOITTE & TOUCHE LLP FEE DISCLOSURE	30

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHAT AM I VOTING ON?

A:    At the 2003 Annual Meeting you will be voting on one proposal, the election of four Directors to serve terms of 3 years each. Our Board currently has 10 Directors. The Directors are divided into three classes. At the Annual Meeting each year, one class is nominated for election to a three-year term.

The four nominees are:

• Bruce S. Chelberg	• Roxanne J. Decyk
• Arthur L. Kelly	• Jack D. Michaels

You may find more information on these nominees on page 6. The Board recommends that you vote FOR each of the Director nominees.

Q:    WHAT VOTE IS REQUIRED TO APPROVE THE ELECTION OF DIRECTORS?

A:    Assuming a quorum is present, Directors are elected by a plurality of the votes cast at the meeting. To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." "Plurality" means that the nominees receiving the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered.

If you are a shareholder whose shares are registered in your name and you do not vote, then your unvoted shares will not be represented at the meeting and will not count towards the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect the election of Directors.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your broker may represent your shares at the meeting. In the absence of your voting instructions, your broker may vote your shares in its discretion, in which case your shares will count toward the quorum.

Q:    WHO MAY VOTE?

A:    You can vote at the Annual Meeting if you were a shareholder as of the close of business on February 24, 2003. Each outstanding share of Common Stock is entitled to one vote. As of the Record Date, Snap-on had 63,423,231 shares of Common Stock outstanding. This includes 5,280,747 shares held by the Grantor Stock Trust (the "GST"). Shares that the GST holds are considered outstanding for voting purposes but not for earnings per share calculations. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares that the Company's general shareholder population holds.

Q:    HOW DO I VOTE?

A:    We are pleased to offer you four methods by which your shares may be voted at the Annual Meeting. You may authorize the persons named as proxies on the enclosed Proxy Card, Mr. Elliott and Ms. Marrinan, to vote your shares by: returning the enclosed Proxy Card by mail, through the Internet or by telephone. In the alternative, you may also vote in person at the Annual Meeting. We recommend that you complete, sign and return the Proxy Card or vote through the Internet or by telephone as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, then you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the Website http://www.eproxyvote.com/sna. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are in more than one account. You should vote the shares on all of your Proxy Cards. To provide more cost effective and efficient shareholder services in the future, if your shares are registered in your name, we encourage you to use the exact same name and address for all accounts. You may arrange this by contacting our transfer agent, Equiserve, toll-free at 1-800-446-2617.

Q:    WHO WILL COUNT THE VOTE?

A:    Equiserve, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:    WHO CAN ATTEND THE ANNUAL MEETING?

A:    Shareholders are invited to attend the Annual Meeting, although space is limited. If you are a shareholder and plan to attend in person, then please request an Admission Card by writing to the Office of the Secretary, Snap-on Incorporated, 2801 - 80th Street, P.O. Box 1410, Kenosha, Wisconsin 53141-1410. If you are a shareholder whose shares are not registered in your name, please submit evidence of ownership with your request, such as a copy of a recent brokerage or bank account statement. To facilitate the registration process, please mail your request for an Admission Card by April 8, 2003.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting. To do so, please give written notice that you would like to revoke your original proxy to one of the following:

  •
  the Corporate Secretary, in advance of the Annual Meeting; or

  •
  the authorized representatives at the Annual Meeting.

You may also make a change to your proxy by returning a later-dated proxy.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone or facsimile or in person. We have retained Georgeson Shareholder Communications Inc., for $7,500 plus expenses, to assist us in the solicitation of proxies. This assistance will include requesting brokerage houses, depositories, custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the stock they hold. We will bear the cost of this solicitation and reimburse Georgeson for these expenses.

Q:    WILL THE COMPANY'S INDEPENDENT AUDITOR BE AT THE ANNUAL MEETING?

A:    Deloitte & Touche LLP served as our independent auditor for 2002. Representatives of Deloitte & Touche LLP will be at the Annual Meeting to answer your questions and to make a statement if they so desire. The Company's independent auditor for 2003 will be formally approved during 2003.

Q:    HOW DO I RECOMMEND SOMEONE TO BE A DIRECTOR FOR THE 2004 ANNUAL MEETING?

A:    If you wish to suggest an individual for consideration as a nominee for election to the Board at the 2004 Annual Meeting, we recommend that you submit your suggestion in writing to the Corporate Secretary for forwarding to the Board's Corporate Governance and Nominating Committee before October 1, 2003.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2004 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 6, 2003, for the proposal to be considered for inclusion in our proxy materials for the 2004 Annual Meeting. To otherwise bring a proposal or nomination before the 2004 Annual Meeting, you must comply with our Bylaws. As now in effect, our Bylaws require written notice to the Corporate Secretary between January 25, 2004, and February 24, 2004. If we receive your notice after February 24, 2004, then your proposal or nomination would be untimely. Should the Board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE CORPORATE SECRETARY'S ADDRESS?

A:    The address of the Corporate Secretary is:

Corporate Secretary
Snap-on Incorporated
2801 - 80th Street
P.O. Box 1410
Kenosha, Wisconsin 53141-1410

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named Proxies will vote the proxies they hold in their discretion on such matters.

Proposal to be Voted on: Election of Directors

Nominees for Election

The Board currently has 10 Directors. The Directors are divided into three classes. At the Annual Meeting each year, one class is nominated for election to a three-year term. This year's Board nominees are Bruce S. Chelberg, Roxanne J. Decyk, Arthur L. Kelly and Jack D. Michaels.

Nominees for Election for Terms Expiring at the 2006 Annual Meeting

Bruce S. Chelberg

Director since 1993

Mr. Chelberg, age 68, retired as Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, in 2000. He had served as its Chairman and Chief Executive Officer since 1992 and had served on Whitman's Board since 1988. Mr. Chelberg also serves as a Director of Actuant Corp., First Midwest Bancorp, Inc. and Northfield Laboratories, Inc.

Roxanne J. Decyk

Director since 1993

Ms. Decyk, age 50, has been Senior Vice President, Corporate Affairs and Human Resources of Shell Oil Company, an oil, gas, chemical and refined petroleum products company, since March 2002. From 1999 through March 2002, Ms. Decyk was the Vice President of Corporate Strategy of Shell International Limited, based in London, England. She was a managing partner of Batlivala & Decyk, a private merchant banking and strategic business development consulting firm, from 1997 to 1999.

Arthur L. Kelly

Director since 1978

Mr. Kelly, age 65, has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He also is a Director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Deere & Company and The Northern Trust Corporation.

Jack D. Michaels

Director since 1998

Mr. Michaels, age 65, has been the Chairman and Chief Executive Officer of HON INDUSTRIES, a manufacturer and marketer of office furniture and hearth products, since 1996. In addition, from June 1996 to January 2002, he served as HON's President. Mr. Michaels is also a Director of IPSCO Inc.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote withheld will be considered as a vote withheld from the nominees. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

BOARD OF DIRECTORS

Directors Not Standing for Election

Directors Continuing to Serve until the 2004 Annual Meeting

Leonard A. Hadley

Director since 1997

Mr. Hadley, age 68, retired as President and Chief Executive Officer of Maytag Corporation in 2001. He served as interim President and Chief Executive Officer of Maytag Corporation, a manufacturer of appliances, from November 2000 to June 2001, and as a consultant from June 2001 to December 2001. He served as its Chairman and Chief Executive Officer from 1993 to 1999, retiring in August 1999. He also serves as a Director of Deere & Company and H Power Corp.

Frank S. Ptak

Director since 2000

Mr. Ptak, age 60, has been Vice Chairman of Illinois Tool Works Inc., a manufacturer of fasteners, components, assemblies and systems, since 1996.

Edward H. Rensi

Director since 1992

Mr. Rensi, age 58, has been the owner and Chief Executive Officer of Team Rensi Motorsports, which fields a car in the Busch Grand National Series, since October 1998. From 1997 to 1998, he was a consultant to McDonald's U.S.A., a food service organization. He was President and Chief Executive Officer of McDonald's U.S.A. from 1991 to 1997. He also serves as a Director of International Speedway Corporation and Jafra Cosmetics International, Inc.

Directors Continuing to Serve until the 2005 Annual Meeting

Dale F. Elliott

Director since 2001

Mr. Elliott, age 48, has been our Chairman since April 2002 and our President and Chief Executive Officer since April 2001. He served as our President-Diagnostics and Industrial from 1998 to April 2001 and President-Snap-on Industrial from 1995 to 1998.

Lars Nyberg

Director since 2002

Mr. Nyberg, age 51, has been Chairman of the Board and Chief Executive Officer of NCR Corporation, a provider of Teradata® warehouses and customer relationship management applications, since 1995. He will continue to serve as NCR's Chief Executive Officer until March 14, 2003. He also serves as a Director of Sandvik AB based in Sweden.

Richard F. Teerlink

Director since 1997

Mr. Teerlink, age 66, retired as Chairman of the Board of Harley-Davidson, Inc., a manufacturer of motorcycles, in 1998. He served as its Chief Executive Officer from 1989 to 1997, President from 1988 to 1997 and Chairman from 1996 to 1998. He also serves as a Director of Johnson Controls, Inc.

Board Committees

Board Committee Membership and 2002 Activity

Name	Audit		Corporate Governance & Nominating		Executive		Finance		Organization & Executive Compensation
Bruce S. Chelberg	X				X				X	*
Roxanne J. Decyk			X	*	X		X		X
Dale F. Elliott					X	*	X
Leonard A. Hadley	X						X
Arthur L. Kelly			X		X		X	*
Jack D. Michaels			X						X
Lars Nyberg			X
Frank S. Ptak	X						X
Edward H. Rensi	X								X
Richard F. Teerlink	X	*			X				X
Number of Meetings in 2002	9		5		4		4		3

*Committee Chair

The Board met 8 times in 2002. All Directors attended at least 75% of the total meetings of the Board and Committees of which they were members in 2002.

Audit Committee

The Audit Committee is responsible for overseeing management's preparation of our financial statements as well as the audit of those financial statements by our independent auditors. The Audit Committee also recommends to the Board the appointment of our independent auditors, reviews and discusses our audited financial statements with management and our independent auditors, confirms that our quarterly financial statements have been reviewed by our independent auditors in accordance with applicable standards, and meets periodically with management to review certain financial matters.

The Board has adopted a written charter for the Audit Committee. All of the members of the Audit Committee satisfy the requirements for independence set forth in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

Corporate Governance and Nominating Committee

This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of Committees, tenure policy and qualifications of potential Board nominees, including nominees recommended by shareholders. See "Commonly Asked Questions and Answers About the Annual Meeting" for more information on nominating Directors.

Executive Committee

The Executive Committee may convene in the interim between Board meetings to fulfill tasks as delegated by the Board.

Finance Committee

The Finance Committee analyzes and makes recommendations concerning our long-term financial objectives. This includes issues of capital structure, issuance and repurchase of shares, long-term financing and dividend policy.

Organization and Executive Compensation Committee

This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive compensation plans, the incentive stock program, the employee stock ownership and franchised dealer stock ownership plans, and Director compensation.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Nonemployee Directors

Directors who are not employees receive an annual retainer fee of $32,000. They also receive $1,250 for every Board and Committee meeting they attend, including meetings conducted by phone. Committee chairs also receive an annual chairmanship fee of $5,000. We reimburse Directors for all Board-related expenses.

Directors' Fee Plan

Directors receive at least 50% and, at their election, up to 100% of their fees in Common Stock through the Directors' 1993 Fee Plan. Under the terms of the Fee Plan, nonemployee Directors receive shares based on the fair market value of a share of Common Stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of these shares and fees to a deferral account with us. The Fee Plan credits deferred cash amounts with earnings based on market rates of return. Dividends on deferred share units are automatically reinvested.

Stock Options

Nonemployee Directors currently receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of the option shares is equal to the closing price of a share of Common Stock on the New York Stock Exchange on the date of the grant, which coincides with the Annual Meeting.

Insurance

We maintain life insurance and accidental death and dismemberment policies for all nonemployee Directors. In addition, Directors who are not eligible to participate in another group health plan may participate at their own expense, on the same basis as employees, in the medical and prescription drug plans we maintain for our employees.

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of shares of Common Stock beneficially owned by each Director and by Messrs. Biland, Ellen, Elliott, Montemurro and Pinchuk and Ms. Marrinan (the "Named Executive Officers"), as well as the total number of shares held by all current Directors and Executive Officers as a group, as of February 24, 2003. Beneficial owners include the Directors and Executive Officers, their spouses, minor children and family trusts. Unless we have indicated otherwise in the footnotes, the individuals listed below have sole voting and investment power over their shares.

Table 1: Security Ownership of Management

Beneficial Owner	Shares Owned(1)		Option Shares(2)
Alan T. Biland	20,577		42,000
Bruce S. Chelberg	15,055		24,000
Roxanne J. Decyk	11,464		21,000
Martin M. Ellen	21,928		0
Dale F. Elliott	176,673		291,250
Leonard A. Hadley	12,015		18,000
Arthur L. Kelly	42,034	(3)	25,500
Susan F. Marrinan	21,106		145,083
Jack D. Michaels	8,776		12,000
Michael F. Montemurro	69,035		301,000
Lars Nyberg	1,405		3,000
Nicholas T. Pinchuk	12,603		0
Frank S. Ptak	2,588		6,000
Edward H. Rensi	17,573		23,601
Richard F. Teerlink	11,520		15,000
All current Directors and Executive Officers as a group (19 Persons)	480,008		1,150,511

As a group, the Directors and Executive Officers beneficially own approximately 2.74% of the outstanding Common Stock, excluding shares held by the GST and including option shares and deferred share units. No individual Director or Executive Officer beneficially owns more than 1% of the outstanding Common Stock.

(1)Amounts for Directors and Executive Officers include deferred share units payable in shares of Common Stock on a one-for-one basis. Some of the deferred share units to which this note refers are "restricted." In addition, amounts for Mr. Ellen include shares of Common Stock that are "restricted." In each case, "restricted" means that the share units or shares of stock are unvested and subject to forfeiture under terms of compensation awards if the Company and/or the holder do not meet vesting requirements. When an officer has the opportunity to receive restricted shares of Common Stock but elects to defer receipt of the stock, the officer receives restricted share units instead of restricted shares of Common Stock. In this proxy statement, we refer generally to restricted share units and restricted shares of Common Stock as "restricted shares". Amounts for the Named Executive Officers include the following amounts of restricted shares: Mr. Biland—9,500, Mr. Ellen—11,600, Mr. Elliott—103,334, Ms. Marrinan—10,000, Mr. Montemurro—26,000 and Mr. Pinchuk—12,500.

(2)This column represents shares that may be acquired by the exercise of options as of the Record Date or within 60 days of the Record Date.

(3)This figure includes shares held by trusts for the benefit of Mr. Kelly and his family.

Security Ownership of Certain Beneficial Owners

The following information relates to each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock. Except as otherwise indicated, each person listed below has sole voting and investment power over their shares.

FMR Corp., Edward C. Johnson, III and Abigail P. Johnson, 82 Devonshire Street, Boston, MA 02109, together have reported on Schedule 13G, filed on February 14, 2003, the beneficial ownership of 6,510,720 shares of Common Stock as of December 31, 2002, representing 11.15% of the shares outstanding, excluding the shares held by the GST. FMR Corp. has sole power to vote or direct the vote of 1,236,580 of those shares.

Lord, Abbett & Co., 90 Hudson Street, Jersey City, NJ 07302, has reported on Schedule 13G, filed on January 28, 2003, the beneficial ownership of 5,019,465 shares of Common Stock as of December 31, 2002, representing 8.59% of the shares outstanding, excluding the shares held by the GST.

Snap-on Incorporated Grantor Stock Trust, 2801 - 80th Street, Kenosha, WI, has reported on Schedule 13G, filed on February 14, 2003, the beneficial ownership of 5,322,743 shares of Common Stock as of December 31, 2002, representing 8.35% of the shares outstanding, including GST shares. The GST was established to hold Common Stock to ensure the funding of certain obligations we have to certain of our employees under various employee benefit plans. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares that the Company's general shareholder population holds.

STOCK PERFORMANCE GRAPHS

Five-Year Performance

The graph below illustrates the cumulative total shareholder return on our Common Stock since 1997, assuming that dividends are reinvested. The graph compares our performance to that of the Standard & Poor's 500 Stock Index and a Peer Group.

Snap-on Incorporated Total Shareholder Return(1)

FISCAL YEAR ENDING

Fiscal Year Ending(2)	Snap-on Incorporated	S&P 500	Peer Group(3)
December 31, 1997	$100.00	$100.00	$100.00
December 31, 1998	$81.72	$128.52	$106.14
December 31, 1999	$64.21	$155.53	$97.27
December 31, 2000	$69.85	$141.36	$112.04
December 31, 2001	$87.43	$124.63	$110.49
December 31, 2002	$75.57	$97.15	$107.15

(1)
Assumes $100 was invested on December 31, 1997 and that dividends were reinvested quarterly.

(2)
Although our fiscal year ends on the Saturday closest to December 31 of each year, we use December 31 for ease of calculation.

(3)
The Peer Group includes: Black & Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Emerson Electric Co., Fortune Brands, Inc., Genuine Parts Company, W.W. Grainger, Inc., Newell Rubbermaid Inc., Pentair, Inc., SPX Corporation and The Stanley Works.

Return on Net Assets Employed Before Interest and Taxes

In addition to cumulative total shareholder return, one of the other measures we use to judge our performance is the return on net assets employed before interest and taxes, illustrated below. This return measures pre-tax and pre-interest expense return on net assets (total assets minus cash and cash equivalents and all noninterest-bearing liabilities).

The graphs and tables below illustrate our performance for our combined operations compared to the companies in the Peer Group.

Fiscal Year Ending	Snap-on(1)		Snap-on Adjusted(2)		Peer Group(3)
December 1997	25.1%		24.6%		19.0%
December 1998	15.2	%(4)	15.2	%(4)	15.6%
December 1999	20.5	%(4)	16.7	%(4)	17.6%
December 2000	20.2	%(4)	19.1	%(4)	20.0%
December 2001	15.3	%(4)	16.9	%(4)	16.0%
December 2002	15.8	%(4)	16.9	%(4)	19.0%

(1)
Amounts are calculated using a thirteen-month average (beginning on December 1 of the prior fiscal year) of net assets employed.

(2)
Amounts are calculated using year-end net assets employed.

(3)
An average of the companies that comprise, for each respective year, the Peer Group (see page 12 for the companies that make up the Peer Group). Amounts are calculated using the year-end net assets employed. Historical numbers are different than reported in prior proxy statements because certain members of the Peer Group have restated financial statements. In addition, we have not attempted to exclude costs that members of the Peer Group may have incurred for restructuring, nonrecurring and other noncomparable charges.

(4)
Excludes effects of restructuring, nonrecurring and other noncomparable items that we disclosed in our press releases to announce earnings.

EXECUTIVE COMPENSATION

Organization and Executive Compensation Committee
Report on Executive Compensation

The Organization and Executive Compensation Committee of the Board of Directors (which we refer to as the "Compensation Committee") oversees Snap-on's executive compensation programs. Our Compensation Committee is composed entirely of independent, nonemployee directors. We are furnishing this report to assist you in understanding Snap-on's compensation philosophy, goals and procedures in establishing compensation levels for its Chief Executive Officer and other executive officers. Two of our main responsibilities are to recommend to the Board the appropriate compensation for the Chief Executive Officer and, after consulting with the Chief Executive Officer, to establish the compensation of all other executive officers.

Philosophy

Snap-on's executive compensation program is designed to (i) attract and retain high quality executive officers and (ii) put an amount of each executive officer's pay at risk so that they are rewarded for achieving Snap-on's short-term business and long-term strategic goals. We determine total direct compensation levels for Snap-on's executive officers based on several factors, including: each executive officer's role and how important their positions are to Snap-on's operations; the total compensation of executives who perform similar duties at other companies like Snap-on; the total compensation for the executive officer during the prior fiscal year; and, taking into consideration other circumstances as appropriate, our desire to design a compensation program that gives executive officers an incentive to achieve superior corporate and individual performance. In addition, our total direct compensation levels for Snap-on's executive officers are designed to generally fall within the 60th and 65th percentiles for comparable positions in a peer group of companies, assuming comparable performance. "Total direct compensation" is comprised of the base salary, annual incentives and long-term compensation paid to the executive officer.

Compensation Committee Practices

The Compensation Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of director, Chief Executive Officer or senior officer compensation and has the sole authority to approve the consultant's fees and other retention terms. In 2002, the Compensation Committee retained Mercer Human Resource Consulting ("Mercer"), a human resources consulting firm for the foregoing purposes. The Company also used Mercer for other purposes.

Mercer conducted a study for the Compensation Committee in fiscal 2002 that compared the compensation levels of Snap-on's executive officers with similarly situated executive officers in a group of leading global companies that have business profiles and revenue sizes similar to Snap-on. The Mercer study included a broader set of companies than those we included in the performance graphs in this Proxy Statement because we believe we compete for quality executives with many types of companies. The results of the Mercer study, consultation with Mercer and a review of national compensation surveys gave us information about market compensation practices that we used to help establish and monitor total direct compensation levels for Snap-on's executive officers.

Elements of Total Compensation

Three elements comprised the total direct compensation for Snap-on's executive officers in 2002:

  •
  base salary;

  •
  annual incentives; and

  •
  long-term incentive compensation.

  Base Salary

        In addition to market data, we consider factors such as job responsibilities, individual experience, accomplishments, demonstrated leadership, performance potential, company performance and retention considerations in determining base salary. These factors are not weighed or ranked in any particular way. In 2002, except for Mr. Elliott, the executive officers' salaries were at about the median of base salaries for similarly situated executives at companies reviewed in the Mercer study. We discuss the method we used to determine Mr. Elliott's base salary in the section entitled "2002 Compensation for the Chairman and Chief Executive Officer."

  Annual Incentives

        We maintain annual incentive plans for Snap-on's executive officers. The annual incentive compensation is intended to place a significant part of each executive officer's total compensation at risk. For 2002, the amounts paid to the Chief Executive Officer and other executive officers were based on some or all of the following corporate performance measures:

  •
  corporate revenues and operating income margins;

  •
  corporate inventory turns;

  •
  cost reduction;

  •
  new product sales;

  •
  people/process improvements; and

  •
  group revenues and operating income margins and group inventory turns.

We weight each performance measure for purposes of the award to each executive officer.

We fix performance goals for each of these measures at the beginning of the year. Our objective is to set goals that are quantitative and measurable, and that is the case for all goals above other than the people/process improvements measure, which by necessity is somewhat subjective in nature. For each performance measure, we set three different performance levels (in order of rank)—"threshold," "target" and "outstanding" performance. After the end of the year, we compare Snap-on's actual annual performance against goals for each of the performance measures to determine the amount we pay the executive officers under the annual incentive plans applicable for the year. For example, the Chief Executive Officer can earn an incentive payment equal to 100% of base salary under the annual incentive plans applicable to him, if Snap-on achieves the "target" performance level for each performance measure during the fiscal year. Other executive officers would earn between 45% and 90% of their base salaries in such a circumstance. The amount we pay will increase or decrease proportionately in relation to the Company's results. We intend that payments at the "target" level combined with base salaries would provide annual cash compensation at about the 60th percentile of the companies in the Mercer study for the same components of compensation.

  Long-Term Incentive Compensation

        We provide long-term incentive compensation to Snap-on's executive officers through the 2001 Incentive Stock and Awards Program. Since the ultimate value of stock-based awards are tied to the value of Snap-on's stock price, we believe stock-based awards help make the financial interests of management the same as yours.

The program allows us to grant stock options, performance shares, performance units and restricted shares. These types of awards measure performance over a longer period of time than other methods of compensation and focus on the long-term strategic goals. In 2002, we granted awards of stock options, restricted shares and performance units to our executive officers. We generally grant options each year.

In granting awards, we take into account the following subjective and objective factors:

  •
  each executive officer's level of responsibility;

  •
  each executive officer's contributions to Snap-on's financial results;

  •
  retention considerations; and

  •
  the practices of companies in the Mercer study.

With respect to the actual size of a stock option award, in 2002 we determined the grant date present value using the Black-Scholes pricing model for comparison to executives in the Mercer study. The Black-Scholes model is a formula widely used to value exchange-traded options.

Using these criteria, in 2002 we granted stock options to the executive officers (other than the Chief Executive Officer) to purchase 216,000 shares. The options have an exercise price equal to the value of Snap-on common stock on the date of grant and vest in two increments on each of the two anniversaries following the award.

In 2002, we also granted 83,900 restricted shares to our executive officers (other than the Chief Executive Officer) under the 2001 Incentive Stock and Awards Plan. These executive officers also have the right to earn up to 41,950 performance units under that Plan.

Each performance unit represents the right to receive in cash $34.96, which was the fair market value of a share of the Company's common stock on March 12, 2002.

Vesting of the restricted shares and performance units will be dependent upon cumulative performance relative to goals for fiscal years 2002 and 2003 (the "Performance Goals") which are based upon revenue growth and return on net assets employed before interest and taxes. If Snap-on achieves the "threshold" level of the Performance Goals, then the executive officer earns 25% of the restricted share award. If Snap-on achieves the "target" level of the Performance Goals, then the executive officer would earn 100% of the award of restricted shares. For performance above the "target" level, the executive will earn performance units and will not earn any more restricted shares. At or above the "outstanding" performance level of the Performance Goals, the executive officer receives the maximum award of performance units which equals 50% of the number of restricted shares.

We intend that payments at the "target" level under the annual incentive plan and the long-term incentive compensation, when combined with base salaries, would provide total direct compensation within the 60th and 65th percentiles of the companies in the Mercer study for the same components of compensation.

2002 Compensation for the Chairman and Chief Executive Officer

In April 2001, Snap-on entered into an employment agreement with Dale F. Elliott under which Mr. Elliott became Snap-on's President and Chief Executive Officer. All aspects of Mr. Elliott's compensation from that date forward were governed by this employment agreement. Under the employment agreement, Mr. Elliott's base salary was initially set at $600,000, his potential annual incentive payment was 100% of base salary at "target" performance, and he was granted 200,000 stock options, one half of which vested on April 27, 2002 and the other half of which vest on April 27,

2003, and 100,000 restricted shares, two-thirds of which were subject to future vesting requirements, with one-third vesting on April 27, 2002 and one-third vesting on April 27, 2003.

In determining Mr. Elliott's compensation for 2002, we considered Mr. Elliott's responsibilities as President and Chief Executive Officer, his experience with Snap-on prior to being the President and Chief Executive Officer, the Company's performance, the desire to retain his services and the opportunity for future salary growth. We also considered his development of the Driven to Deliver™ business framework and his commitment and success in implementing this process throughout the Company. In April 2002, Mr. Elliott was also elected Chairman of the Board of Directors.

In 2002, we set Mr. Elliott's base salary at $625,000, which was below the median of base salaries for similarly situated executives at companies reviewed in the Mercer study. In doing so, we considered the factors discussed under "Base Salary" in addition to the other matters we discussed above.

In addition, for fiscal 2002, his potential annual incentive payment was 100% of base salary at "target" performance. Mr. Elliott earned 47.9% of his base salary, or $265,706, under annual incentive plans applicable to him based on performance below threshold for corporate revenues, operating income margins and inventory turns; at target for people/process improvements; and at the outstanding level for new product sales. In addition, Mr. Elliott received an incentive payment of $94,294 in recognition of the Company achieving its target for cost reduction.

We also granted Mr. Elliott stock options to purchase 150,000 shares, one half of which vested on January 25, 2003 and the other half of which vest on January 25, 2004. In addition, we granted Mr. Elliott an award of 70,000 restricted shares as long-term incentive compensation. The restrictions on such restricted shares will lapse as discussed above in the section titled "Long-Term Incentive Compensation," and Mr. Elliott has the opportunity to earn up to 35,000 performance units as discussed above. We determined these grants based on the rationale applicable to all executive officers.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not "performance based" to $1 million per executive officer.

In April 2001, Snap-on's shareholders approved the Snap-on Incorporated 2001 Incentive Stock and Awards Plan. The plan is designed so that awards granted to the covered individuals may meet section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation. The plan gives Snap-on flexibility to pay qualifying performance-based compensation and it is our intention to structure compensation so that section 162(m) does not adversely affect Snap-on's tax deduction. However, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives, even though doing so may reduce the amount of Snap-on's tax deduction for said compensation. In 2002, the compensation for each executive officer was below $1 million and, therefore, all compensation paid to the executive officers was eligible for a corporate tax deduction.

Bruce S. Chelberg, Chair
Roxanne J. Decyk
Jack D. Michaels
Edward H. Rensi
Richard F. Teerlink

Table 2:    Summary Compensation

Table 2 shows the total compensation paid, payable and/or accrued for services rendered during the 2002, 2001 and 2000 fiscal years to each of the Named Executive Officers.

LONG-TERM COMPENSATION AWARDS
ANNUAL COMPENSATION
Name and Principal Position				Restricted Stock Value ($)(2)	Securities Underlying Options(#)	All Other Compensation($)(3)
	Year	Salary($)	Bonus($)
Alan T. Biland Vice President—Chief Information Officer and President—Diagnostics & Information Group	2002 2001 2000	241,267 220,333 193,667	205,172 0 96,833	0 0 0	20,000 30,000 35,000	20,864 0 0
Martin M. Ellen(1) Senior Vice President—Finance and Chief Financial Officer	2002	38,974	67,500	155,736	39,100	1,168
Dale F. Elliott Chairman, President and Chief Executive Officer	2002 2001 2000	616,664 493,433 244,167	360,000 0 158,708	0 2,936,000 0	150,000 200,000 55,000	52,251 21,589 24,874
Susan F. Marrinan Vice President, Secretary and General Counsel	2002 2001 2000	289,479 276,640 259,333	93,046 0 142,633	0 0 0	20,000 30,000 60,000	6,230 2,012 2,200
Michael F. Montemurro Senior Vice President and President—Worldwide Snap-on Dealer Group	2002 2001 2000	341,880 324,669 274,667	96,677 0 247,200	0 0 0	55,000 80,000 135,000	33,068 27,747 31,891
Nicholas T. Pinchuk(1) Senior Vice President and President—Worldwide Commercial and Industrial Group	2002	200,521	132,608	0	40,000	33,222

(1)
Mr. Ellen was named Senior Vice President—Finance and Chief Financial Officer in November 2002. Mr. Pinchuk was named Senior Vice President and President—Worldwide Commercial and Industrial Group in June 2002. The amounts for Messrs. Ellen and Pinchuk relate to less than a full year of employment.

(2)
Mr. Ellen received a grant of 5,600 restricted shares in 2002 at a value of $27.81. These shares will vest on November 18, 2005. The number and value (based on a price of $27.72 per share) of the restricted shares that the Named Executive Officers held at December 31, 2002 were as follows: Mr. Biland—9,500 ($263,340), Mr. Ellen—11,600 ($321,552), Mr. Elliott—103,334 ($2,864,418), Ms. Marrinan—10,000 ($277,200), Mr. Montemurro—26,000 ($720,720) and Mr. Pinchuk—12,500 ($346,500). With the exception of 33,334 restricted shares held by Mr. Elliott and 5,600 restricted shares held by Mr. Ellen, all of these restricted shares are subject to the terms of the Long Term Incentive Awards disclosed in Table 5. The restricted shares subject to the terms of the Long Term Incentive Awards will vest only to the extent the Company meets certain performance goals, so vesting is not assured. We accrue dividends on restricted shares that have not vested. The dividends are paid upon vesting or forfeited if the restricted shares do not vest.

(3)
Amounts shown for 2002 include the value of matching contributions under the Company's 401(k) plan and Deferred Compensation Plan for the following persons in the plans and the amounts indicated: Mr. Biland: 401(k)—$5,500; Mr. Ellen: 401(k)—$800, Deferred Compensation Plan—$368; Mr. Elliott: 401(k)—$4,500; Ms. Marrinan: 401(k)—$4,286; and Mr. Pinchuk: 401(k)—$2,888, Deferred Compensation Plan—$3,128. The amount for Mr. Pinchuk also includes $27,206 for relocation expenses paid to him as part of the arrangement by which he became an employee. All other amounts shown for 2002 reflect the value of the term portion of the premiums paid by the Company during the fiscal year for the benefit of such persons pursuant to the Company's split dollar life insurance arrangements, which were paid in January 2002, plus the dollar value of the benefit of the remainder of the premiums paid by the Company during the fiscal year. In 2002, the Company did not enter into any new split dollar life insurance arrangements after January 2002.

Table 3:    Option Grants in Last Fiscal Year

Table 3 shows information about the stock options granted to our Named Executive Officers in 2002.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value(2)
Biland	20,000	2.32%	$32.22	1/25/2012	$224,000
Ellen	39,100	4.53%	$27.81	11/18/2012	$332,741
Elliott	150,000	17.36%	$32.22	1/25/2012	$1,680,000
Marrinan	20,000	2.32%	$32.22	1/25/2012	$224,000
Montemurro	55,000	6.37%	$32.22	1/25/2012	$616,000
Pinchuk	40,000	4.63%	$30.06	6/27/2012	$396,800

(1)
One-half of these options vested on January 25, 2003, and the remaining one-half will vest on January 25, 2004, except for the grant of options to Messrs. Ellen and Pinchuk. One-half of Mr. Ellen's options will vest on November 18, 2003, and the other half will vest on November 18, 2004. One-half of Mr. Pinchuk's options will vest on June 27, 2003 and the other half will vest on June 27, 2004.

(2)
The estimated grant date present value reflected in the above table is determined using the Black-Scholes Option Pricing Model. The material assumptions and adjustments we used to estimate the value of the options reflected above include:

•
an exercise price on the option ($32.22; $27.81 for Mr. Ellen and $30.06 for Mr. Pinchuk) equal to the fair market value of the underlying stock on the date of grant;

•
an option term of ten years;

•
an interest rate of 5.0% (4.05% for Mr. Ellen and 4.93% for Mr. Pinchuk), which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;

•
volatility of 33.68% (35.34% for Mr. Ellen and 33.2% for Mr. Pinchuk) calculated using our daily stock prices for a three-year period prior to the grant date;

•
dividends at the rate of $0.96 per share ($1.00 for Mr. Ellen), representing the annualized dividends paid with respect to a share of Common Stock as of the date of grant; and

  •
  reductions of approximately 13.3% to reflect the probability of forfeiture due to termination prior to vesting and approximately 8.0% (7.0% for Mr. Ellen) to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of our Common Stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our Common Stock over the exercise price on the date the option is exercised.

Table 4: Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table shows (i) the number of shares that our Named Executive Officers acquired by exercising stock options in fiscal 2002 and the value they realized as a result of those exercises and (ii) the number and value of exercisable and unexercisable stock options held by our Named Executive Officers at the end of fiscal 2002. The closing price of our Common Stock on December 27, 2002, the last trading day before the fiscal year-end, was $27.72. We used this amount to calculate the value of unexercised in-the-money options.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/Unexercisable Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Exercisable/ Unexercisable Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Biland	35,000	205,625	32,000/35,000	7,450/7,450
Ellen	N/A	N/A	0/39,100	N/A
Elliott	N/A	N/A	216,250/250,000	131,688/0
Marrinan	28,110	298,381	135,083/35,000	122,064/0
Montemurro	26,000	281,173	273,500/95,000	361,775/0
Pinchuk	N/A	N/A	0/40,000	N/A

Table 5: Long-Term Incentive Plans—Awards in Last Fiscal Year

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout
			Threshold (#)(2)	Target (#)(3)	Outstanding (#)(4)
Biland	14,250	Fiscal Years	2,375	9,500	14,250
Ellen	9,000	2002-2003	1,500	6,000	9,000
Elliott	105,000	\/	17,500	70,000	105,000
Marrinan	15,000	\/	2,500	10,000	15,000
Montemurro	39,000	\/	6,500	26,000	39,000
Pinchuk	18,750	\/	3,125	12,500	18,750

(1)
Consists of restricted shares and performance units. Vesting of the restricted shares and performance units will be dependent upon performance relative to revenue growth and return on net assets employed before interest and taxes for fiscal years 2002 and 2003 (the "Performance Goals"). Each performance unit represents the right to receive in cash $34.96, which was the fair market value of a share of our Common Stock on March 12, 2002. If Snap-on achieves the "threshold" level of the Performance Goals, then the executive officer earns 25% of the restricted share award. If Snap-on achieves the "target" level of the Performance Goals, then the executive officer would earn 100% of the restricted share award. The number of restricted shares the Named Executive Officer can earn is capped at the amount to be earned at "target" performance. For performance above the "target" level, the Named Executive Officer will earn performance units. The number of performance units an executive officer earns will be the product of the percentage in excess of "target" performance, not greater than 50%, multiplied by the number of restricted shares we awarded to the executive officer. At or above the "outstanding" performance level of the Performance Goals, the executive officer receives performance units equaling 50% of the number of restricted shares we awarded.

The following lists the number of restricted shares we awarded: Mr. Biland—9,500, Mr. Ellen—6,000, Mr. Elliott—70,000, Ms. Marrinan—10,000, Mr. Montemurro—26,000 and Mr. Pinchuk—12,500.

(2)
For performance at "threshold", the Executive Officer will only earn restricted shares.

(3)
For performance at "target", the Executive Officer will only earn restricted shares.

(4)
For performance at "outstanding", the Executive Officer will earn restricted shares and performance units.

Snap-on Incorporated Retirement Plan

        Table 6:    Pension Plan

Snap-on has the Snap-on Incorporated Retirement Plan (the "Pension Plan"), a defined benefit pension plan under which it pays benefits using either final average earnings and years of credited service or an account balance formula. All of the Named Executive Officers' Pension Plan benefits are calculated under the account balance formula under the Pension Plan, except Mr. Montemurro's. Mr. Montemurro's Pension Plan benefit is calculated under the final average pay formula. The Pension Plan benefits of each of the Named Executive Officers are supplemented with benefits under a Supplemental Retirement Plan described below. All salaried employees hired on or after January 1, 2001 participate under the account balance formula in the Pension Plan. The following table shows the estimated annual pension benefits payable to covered participants at normal retirement age under the two plans discussed below.

Years of Service

Average Annual Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$150,000	$11,363	$22,725	$34,088	$45,450	$56,813	$68,175	$79,538
$200,000	15,488	30,975	46,463	61,950	77,438	92,925	108,413
$250,000	19,613	39,225	58,838	78,450	98,063	117,675	137,288
$300,000	23,738	47,475	71,213	94,950	118,688	142,425	166,163
$400,000	31,988	63,975	95,963	127,950	159,938	191,925	223,913
$500,000	40,238	80,475	120,713	160,950	201,188	241,425	281,663
$600,000	48,488	96,975	145,463	193,950	242,438	290,925	339,413
$700,000	56,738	113,475	170,213	226,950	283,688	340,425	397,163
$800,000	64,988	129,975	194,963	259,950	324,938	389,925	454,913
$900,000	73,238	146,475	219,713	292,950	366,188	439,425	512,663
$1,000,000	81,488	162,975	244,463	325,950	407,438	488,925	570,413
$1,100,000	89,738	179,475	269,213	358,950	448,688	538,425	628,163
$1,200,000	97,988	195,975	293,963	391,950	489,938	587,925	685,913
$1,300,000	106,238	212,475	318,173	424,950	531,188	637,425	743,663

The annual benefits in the table are based on the final average pay formula detailed on page 23 using the years of service indicated above and include amounts which would be payable under the Pension Plan and the Supplemental Retirement Plan. There is no offset in benefits under the Pension Plan or the Supplemental Retirement Plan for Social Security benefits, other than in the case of disability retirement benefits.

Calculating the Final Average Pay Benefit

The Pension Plan is a qualified noncontributory defined benefit plan. We do not make any specific contributions for the Named Executive Officers. The final average pay formula under the Pension Plan covers eligible salaried employees and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% × Average Pay × Years of Credited Service]

plus

[0.45% × {Average Pay—Social Security Covered Compensation} × Years of Credited Service]

"Average Pay" is an individual's average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

"Social Security Covered Compensation" is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

"Years of Credited Service" is the number of years and fractional number of years of continuous employment up to 35 years.

The most commonly chosen payout provision for benefits under this formula is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Other actuarially equivalent optional forms of payout are also available.

Calculating the Account Balance Benefit

The account balance formula under the Pension Plan expresses its benefit in the form of a hypothetical account balance. Annually, a participant's account balance is increased by (i) pay credits based on the participant's earnings, age and accumulated service, and (ii) interest credits based on the participant's account balance at the end of the year and the five-year U.S. Treasury Bond rate. Pay credits accrue annually at a rate between 3% and 10%. Pension benefits under this formula are payable in a lump sum or as an annuity. Other actuarially equivalent optional forms of payout are also available.

Supplemental Retirement Plan

Certain officers, including the Named Executive Officers, who participate in the Pension Plan also participate in a Supplemental Retirement Plan. The Supplemental Retirement Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The Supplemental Retirement Plan has a final average pay formula and an account balance benefit formula, both of which are based on the final average pay and account balance formulas in the Pension Plan. The benefits for Mr. Biland, Mr. Elliott, Ms. Marrinan and Mr. Montemurro under this plan are calculated under the final average pay formula. The benefits for Mr. Ellen and Mr. Pinchuk under this plan are calculated using the account balance formula.

Under the Supplemental Retirement Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Retirement Plan formula that applies to the participant and the amount of retirement income payable to the participant under the

Pension Plan formula when applicable IRS limitations are applied. Qualified retirement plan compensation is currently limited to $200,000 per annum for 2002 and 2003 per participant by Section 401(a)(17) of the Internal Revenue Code.

Named Executive Officers' Benefits

The estimated total annual benefits payable as a single life annuity at age 65 (assuming continued employment to age 65) for the two Named Executive Officers whose combined benefits are determined using only the account balance formula are: $986,000 for Mr. Ellen; and $457,000 for Mr. Pinchuk. The benefits for Mr. Ellen and Mr. Pinchuk are not in addition to the benefits shown on "Table 6: Pension Plans." These benefits substitute for the Pension Table's benefits.

The combined benefits payable under both plans for Mr. Biland, Mr. Elliott, Ms. Marrinan and Mr. Montemurro are reflected in "Table 6: Pension Plans."

The annual earnings amounts in the Pension Table are substantially similar to the base salary and bonus compensation reported in "Table 2: Summary Compensation Table." As of February 24, 2003, the full years of credited service for the Named Executive Officers under both the Supplemental Retirement Plan and the Pension Plan are: Mr. Biland, 4 years; Mr. Elliott, 8 years under the Pension Plan and 12 years under the Supplemental Retirement Plan pursuant to an agreement by which the Company credits him 1.5 years of service for every year worked; Mr. Montemurro, 32 years; Mr. Pinchuk, 1 year; and Ms. Marrinan, 12 years.

OTHER INFORMATION

Executive Agreements

We have agreements with the Named Executive Officers to provide continued compensation and benefits in the event of a change of control as defined in the agreements. The agreements are for one-year terms and are automatically extended from year to year, unless notice is given. The agreements also provide that if there is a change of control, then the terms will continue for 24 months.

In the event of such change of control, if one of such Named Executive Officers is terminated and is entitled to termination benefits, then he or she will receive lump-sum payments equal to three times the sum of his or her highest base salary and the higher of the annual bonus target opportunity or the payment during the three years before the change of control. The Named Executive Officer will also receive an additional payment to cover any excise taxes (and related income taxes) that may result from the lump-sum payments and may continue to receive health and life insurance benefits, if desired, for three years. A Named Executive Officer will be entitled to the termination benefits if his employment is constructively terminated without cause in anticipation of or within two years following the change of control, or if he or she voluntarily terminates employment between 12 and 18 months following the change of control.

Employment Agreement with Mr. Elliott

On April 27, 2001, we entered into an employment agreement with Dale F. Elliott. Pursuant to the agreement, we will employ Mr. Elliott as our Chief Executive Officer and President. The term of the agreement ends on April 27, 2004. However, beginning on April 27, 2003 and on each subsequent April 27 (a "Renewal Date"), the term will automatically be extended for one additional year unless, not later than such Renewal Date, we have or Mr. Elliott has given notice not to extend the term. We also agreed to use our best efforts to cause Mr. Elliott to be appointed as a member of the Board of Directors.

During the term of the agreement, Mr. Elliott will receive an initial annual base salary of $600,000, and his base salary will be reviewed by the Compensation Committee at least annually. His base salary may be decreased only under certain circumstances specified in the agreement.

In addition to his base salary, the agreement provides that Mr. Elliott will be eligible to participate in our annual cash incentive program. Mr. Elliott's minimum target annual cash incentive opportunity ("Target Annual Incentive") under such program for fiscal 2002 was 100% of his annual base salary. For years following fiscal 2001, Mr. Elliott's Target Annual Incentive will be subject in all events to a minimum of 85% of his base salary.

Under the agreement, Mr. Elliott is also eligible to participate in our other incentive compensation plans. Mr. Elliott will also be entitled to participate in our benefit plans and perquisite programs that are generally made available to our other senior officers.

In addition to continuing his participation under the Pension Plans, Mr. Elliott will also be eligible to participate in the Supplemental Retirement Plan. For purposes of the Supplemental Plan, Mr. Elliott's actual years of continuous employment and credited service will be multiplied by 1.5, but will not exceed 35 years. Mr. Elliott will be deemed to be eligible for an early retirement benefit under the Supplemental Plan upon the attainment of age 50 and 10 years of continuous employment.

If we terminate Mr. Elliott's employment for any reason other than Cause (as defined in the agreement), death or Disability (as defined in the agreement), or Mr. Elliott terminates his employment for Good Reason (as defined in the agreement), or if we fail to renew the term of the agreement, then we will pay Mr. Elliott (i) his full base salary through the date of termination or the end of the term, as the case may be, together with all compensation and benefits then payable to Mr. Elliott through such date under the terms of any compensation or benefit plan, program or arrangement, and (ii) Mr. Elliott's normal post-termination benefits as they become due. We will also pay Mr. Elliott a severance payment equal to two times (one times in the case of a non-renewal of the agreement) the sum of (a) his base salary in effect immediately prior to the date of termination or end of the term, as the case may be, plus (b) his Target Annual Incentive in effect immediately prior that date. We will also provide Mr. Elliott with continued health, disability, life and other insurance benefits for a two-year period (one year in the case of a non-renewal) following the date of termination or end of the term, as the case may be. Each outstanding stock option and share unit held by Mr. Elliott would become fully vested.

If we terminate Mr. Elliott's employment for Cause or Mr. Elliott voluntarily terminates his employment other than for Good Reason, then Mr. Elliott will forfeit the then unvested portions of the options and the share units granted pursuant to the agreement.

Mr. Elliott also agreed to (i) comply with certain non-competition and non-solicitation provisions for a period of 24 months from the date of Termination or non-renewal and (ii) confidentiality and cooperation requirements for an indefinite period.

Severance Agreement with Mr. Pinchuk

On June 4, 2002, we entered into a severance agreement with Mr. Pinchuk. Pursuant to the agreement, upon the occurrence of a "Qualifying Termination," and execution of a Release Agreement, Mr. Pinchuk will be entitled to receive the payments and benefits described below. A Qualifying Termination is defined as the termination of Mr. Pinchuk's employment by the Company and its subsidiaries without Cause (as defined in the agreement). Unless reduced as set forth below, Mr. Pinchuk (or his estate) will be entitled to receive Severance Payments in the form of substantially equal monthly installments over a period of 2 years following the Qualifying Termination. The Severance Payments are equal to: the sum of (i) his monthly rate of base salary in effect during the period immediately prior to the Qualifying Termination plus (ii) his annual bonus calculated at his target payout and prorated on a monthly basis for the period immediately preceding the Qualifying Termination. In addition, Mr. Pinchuk will be subject to certain Restrictive Covenants, as set forth in the agreement, during the Severance Period. If Mr. Pinchuk violates the Restrictive Covenants during such period, all Severance Payments which have not yet been paid will be immediately forfeited and any further continuation of benefits (as set forth in the agreement) will immediately cease. The Severance Payments are not included as compensation for purposes of calculating Mr. Pinchuk's retirement benefits from the Company, and the Severance Period will not count as service for purposes of any benefit plan or arrangement maintained by the Company. Snap-on will not be obligated to provide Severance Payments after Mr. Pinchuk becomes employed by a subsequent employer.

During the Severance Period following the Qualifying Termination (or, if later, in accordance with the existing plans, agreements and arrangements in effect between Mr. Pinchuk and the Company), the Company will provide him with continued health, disability, life and other insurance benefits substantially similar to the benefits provided to him immediately prior to the Qualifying Termination. However, the level of any continued benefit is reduced to the extent that any such benefits are being provided to him by a subsequent employer.

In addition, in the case of a Qualifying Termination, (i) all unvested incentive options will be converted to vested non-qualified options, and will be exercisable for a period of 6 months from the Qualifying Termination, and (ii) all unvested non-qualified options will be converted to vested non-qualified options and will be exercisable for a period of 6 months from the Qualifying Termination.

Letter Agreements with Other Named Executive Officers

The Company has entered into letter agreements with the Named Executive Officers, other than Messrs. Ellen, Elliott and Pinchuk, that provide that upon a termination of employment by the Company without "cause", the Executive will be entitled to receive a severance payment equal to two or three times the sum of (a) his highest base salary in effect during the previous three years and (b) the higher of (i) the highest bonus earned by the Executive during the previous three years or (ii) the Executive's target annual bonus. The payment may be made in a lump sum or, at the discretion of the Company, in substantially equal monthly installments over a period of three years (the "Severance Period"). In addition, until the third anniversary of such termination of employment (or, if later, in accordance with the Company's existing plans and arrangements), the Company will provide the Executive with continued health, disability, life and other insurance benefits. If the Company determines that severance payments are to be made on a monthly basis, then the Executive will be subject to noncompetition, non-solicitation, confidentiality and cooperation requirements during the Severance Period. The Executives' stock options will become vested and exercisable upon such termination of employment and, in the case of non-qualified stock options, will remain exercisable for a period of three years (or, if later, the period set forth in the applicable option agreement). The agreements terminate on April 27, 2003. The Executive will not be entitled to duplicative severance payments or benefit continuation under the letter agreement and the Executive's Executive Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2002 our Executive Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. However, the Company received notice that Mr. Raymond Farley, a Director Emeritus since 1998, disposed of 800 shares (1,200 shares post-split) by gift in 1992 in a transaction exempt from the liability provisions of Section 16(b) and that this disposition was not reported due to a communication error. The Company files the required reports on behalf of our Executive Officers and Directors.

Dividend Reinvestment and Direct Stock Purchase Plan

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of Common Stock and allows shareholders and investors the opportunity to purchase shares of Common Stock directly without using a broker through a variety of methods including:

  •
  investments of cash dividends on all or a portion of Common Stock which the person already owns; and

  •
  periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will generally be purchased in the open market but may, at Snap-on's option, consist of newly issued shares. Shares will be purchased at 100% of the average of the high and low prices of the Common Stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information, including a prospectus, is available from EquiServe Trust Company, N.A., our transfer agent, at 1-800-446-2617 (in the United States) or 1-781-575-2723 (outside the United States).

Householding

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603.

INDEPENDENT AUDITORS

On June 14, 2002, our Board, upon recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("Andersen") as its independent accountant and engaged Deloitte & Touche LLP as its independent auditor for 2002. The Company's independent auditor for 2003 will be formally approved during 2003.

Andersen's reports on Snap-on's consolidated financial statements for each of the fiscal years ended December 29, 2001, and December 30, 2000, did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles, except for noting a change in accounting principles related to derivatives and accounting for pensions.

During the fiscal years ended December 29, 2001, and December 30, 2000, and the subsequent interim period through June 21, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter in connection with its reports. During the fiscal years ended December 29, 2001, and December 30, 2000, and the subsequent interim period, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Andersen with a copy of the above foregoing statements. After reasonable efforts, Snap-on has been unable to obtain a letter confirming or denying such statements from Andersen, as the engagement partner and senior manager are no longer employed by Andersen.

During the two most recent fiscal years ended December 29, 2001, and December 30, 2000, and the subsequent interim period through June 21, 2002, Snap-on did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the financial reporting practices of the Company. During fiscal 2002, the Committee met nine times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, controller, and independent auditors prior to public release.

In the performance of its oversight function, the Committee members reviewed and discussed the audited financial statements for fiscal 2002 with management and the independent auditors. The Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with Snap-on's independent auditors, Deloitte & Touche LLP. The Committee received a written disclosure and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements be included in Snap-on's Annual Report to shareholders on Form 10-K to be filed with the Securities and Exchange Commission.

Richard F. Teerlink, Chair
Bruce S. Chelberg
Leonard A. Hadley
Frank S. Ptak
Edward H. Rensi

DELOITTE & TOUCHE LLP FEE DISCLOSURE

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 28, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $1,434,857.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche LLP did not perform any information technology services relating to financial information systems design and implementation during the fiscal year ended December 28, 2002.

All Other Fees

The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 28, 2002 were $454,515.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

PROXY

SNAP-ON INCORPORATED
2801-80TH STREET
KENOSHA, WI 53141-1410
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints Dale F. Elliott and Susan F. Marrinan as Proxies, each with power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 24, 2003, at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas, at 9:00 a.m. on Thursday, April 24, 2003 or at any adjournment thereof.

        This Proxy will be voted "FOR" the Director nominees in the Proxy Statement if no choice is specified. This Proxy will be voted at the discretion of the Proxies on any other business.

Nominees for the Election of Directors are:

01) Bruce S. Chelberg 02) Roxanne J. Decyk 03) Arthur L. Kelly 04) Jack D. Michaels

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE
/*\ FOLD AND DETACH HERE /*\

☒	Please mark your votes as in this example.	2406
The Board of Directors Recommends a Vote FOR Item 1.
		VOTE For all nominees (except as indicated)	WITHHOLD Authority to vote for all nominees
1.	Election of Directors— Three-year terms— Bruce S. Chelberg, Roxanne J. Decyk, Arthur L. Kelly and Jack D. Michaels	☐	☐	2.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.
(Except nominees written above)

When properly executed, this Proxy will be voted per your instructions. This Proxy will be voted "FOR" Director nominees if no choice is specified. This Proxy will be voted at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated.

				Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.
SIGNATURE(S)	DATE

NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation's name by an authorized officer. If a partnership, please sign in partnership's name by an authorized person.

/*\ FOLD AND DETACH HERE /*\

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

To vote over the Internet:

  •
  Log on to the Internet and go to the Website http://www.eproxyvote.com/sna

To vote over the telephone:

  •
  On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named Proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

QuickLinks

TABLE OF CONTENTS
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPHS
EXECUTIVE COMPENSATION
OTHER INFORMATION
INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
DELOITTE & TOUCHE LLP FEE DISCLOSURE